Exhibit 99.1
Bookham Announces First Quarter
Fiscal 2007 Financial Results
SAN JOSE, Calif., – Nov. 6, 2006 – Bookham, Inc. (Nasdaq: BKHM), a leading provider of optical components, modules and subsystems, today announced financial results for its first quarter of fiscal 2007, ended September 30, 2006.
Revenue in the first quarter of fiscal 2007 was $56.4 million, compared with $55.0 million in the fourth quarter of fiscal 2006 and $62.6 million in the first quarter of fiscal 2006. Revenue from customers other than Nortel increased 15 percent sequentially to $41.8 million, up from $36.5 million in the prior quarter. Revenue from Nortel in the first quarter was $14.6 million, compared with $18.5 million in the fourth quarter of fiscal 2006.
Under generally accepted accounting principles (GAAP), gross margin in the first quarter was 17 percent. This compares with GAAP gross margin of 9 percent in the fourth quarter and GAAP gross margin of 23 percent in the same period a year ago.
GAAP net loss in the first quarter was $22.9 million, or a net loss of $0.38 per share. Included in first quarter GAAP net loss are restructuring charges of approximately $2.9 million and an impairment charge of $1.9 million for the Paignton facility. First quarter GAAP net loss compares with a GAAP net loss of $27.0 million, or $0.47 per share, in the fourth quarter and a GAAP net loss of $0.5 million, or $0.02 per share in the first quarter of fiscal 2006.
Bookham provides certain supplemental non-GAAP financial measures, including non-GAAP net loss excluding non-cash stock-based compensation, charges such as impairment and restructuring, litigation settlement/recovery, early debt extinguishment, and acquired in-process research and development, along with a measure of Adjusted EBITDA, that also excludes these charges, plus the impact of taxes, net interest income/expense, depreciation and amortization, and net foreign currency translation gain/loss, to provide investors with the opportunity to use the same financial metrics as management to evaluate the Company’s performance. Bookham also believes these non-GAAP measures enhance the comparability and transparency of results for the period. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. A reconciliation table of GAAP to non-GAAP measures is included in the financial tables section of this release, and further discussion of these measures is also included later in this release.
First quarter non-GAAP net loss, which excludes non-cash stock and option compensation of $1.9 million, was $15.7 million, or a net loss of $0.26 per share. This compares with a non-GAAP net loss of $20.9 million, or $0.37 per share in the fourth quarter. Please see additional information in the section “Non-GAAP Financial Measures” below.
First quarter Adjusted EBITDA was negative $7.7 million, compared with negative Adjusted EBITDA of $13.4 million in the prior quarter.
Cash, cash equivalents and restricted cash at the end of the first quarter were $58.2 million, compared with $43.3 million at the end of the fourth quarter and $43.0 million at the end of the first quarter of fiscal 2006. First quarter cash balances include net proceeds of $28.8 million from a private placement of common stock. During the quarter, the Company also announced an agreement to sell its former assembly and test facility in the United Kingdom, which the Company expects to generate net proceeds of approximately $9 million upon the scheduled closing in November 2006.

“The continued growth in our non-Nortel revenue, which was up 15 percent over the prior quarter, and the positive impact of our cost reduction plans, resulted in better than forecasted first quarter gross margin and Adjusted EBITDA,” said Dr. Giorgio Anania, president and chief executive officer of Bookham, Inc. “In addition, Cisco revenue increased 47 percent over the prior quarter and accounted for 13 percent of total first quarter revenue, and our non-telecom revenue, which includes our industrial laser business, was up 14 percent sequentially to $11.6 million.
“The current cost reduction plans are progressing as planned and are producing the significant savings we expected,” said Dr. Anania. “We initiated our chip-on-carrier line in Shenzhen last month and are on track to complete this transition by the end of the year. Also, we are moving other functions to Shenzhen, which will result in additional staff reductions elsewhere as previously announced. Based on the success we have achieved to date, I expect our current cost reduction plan, which we began implementing in May this year, will have generated the $5.5 million to $6.5 million of quarterly cost savings by the March 2007 quarter.
“Our balance sheet is much stronger, due in part to the approximately $29 million in net proceeds we raised through the private placement of common stock in September. In November, we expect to raise $9 million through the sale of our former assembly and test facility in the UK, further strengthening our financial position,” said Dr. Anania.
Outlook and Guidance
“The telecom spending environment continues to be healthy, especially in areas where Bookham has competitive product advantages. In addition, a number of our new products, especially our tuneable lasers, are seeing significant new design-in activity,” said Dr. Anania. “I do not anticipate any letup in long-term customer demand and believe that in the second quarter we expect to achieve revenue growth and greater savings in our overhead cost structure through our cost reduction plans.”
The following forecasts are based on current expectations. These statements are forward looking, and actual results may differ materially. Please see the Safe Harbor statement in this release for a description of certain important risk factors that could cause actual results to differ, and refer to Bookham’s annual and quarterly reports on file with the Securities and Exchange Commission (SEC) for a more complete description of the risks. Furthermore, our outlook excludes items that may be required by GAAP such as restructuring and related costs, acquisition or disposal related costs, impairments of goodwill and other long-lived assets for which the likelihood and amounts are not determinable at this time, extraordinary items, as well as the expensing of stock options and restricted stock grants under SFAS 123R.
For the second quarter of fiscal 2007, ending December 30, 2006, the Company expects:
•	Revenue will be in the range of $56 million to $59 million

•	Non-GAAP gross margin will be in the range of 16 percent to 20 percent

•	Adjusted EBITDA will be in the range of negative $6 million to negative $10 million
Conference Call
Bookham is scheduled to hold a conference call to discuss its first quarter fiscal 2007 financial results today at 5:00 p.m. ET/2:00 p.m. PT. To access the call, dial 1-973-582-2785. A live webcast of the call will also be available via the Investors section of the Company’s website at www.bookham.com.
A replay of the conference call will be available through November 13, 2006. To access the replay, dial 1-973-341-3080. The conference code for the replay is 8029960.

About Bookham
Bookham, Inc. is a global leader in the design, manufacture and marketing of optical components, modules and subsystems. The Company’s optical components, modules and subsystems are used in various applications and industries, including telecommunications, data communications, aerospace, industrial and military. Since 2002, the Company has acquired the optical components businesses from Nortel Networks and Marconi, as well as Ignis Optics, Inc., the business of Cierra Photonics Inc., New Focus, Inc., Onetta, Inc., and Avalon Photonics AG. The Company has manufacturing facilities in the UK, US, Canada, China and Switzerland; and offices in the US, UK, Canada, France and Italy and employs approximately 2000 people worldwide. More information on Bookham, Inc. is available at www.bookham.com
Bookham and all other Bookham, Inc. product names and slogans are trademarks or registered trademarks of Bookham, Inc. in the USA or other countries.
Safe Harbor Statement
Any statements in this announcement about the future expectations, plans or prospects of Bookham, including statements containing the words “believe”, “plan”, “anticipate”, “expect”, “estimate”, “will”, “ongoing” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including factors described in Bookham’s most recent annual report on Form 10-K. These include continued demand for optical components, transfer of test and assembly operations to China, changes in inventory and product mix, no further degradation in the $/£ exchange rate and the continued ability of the Company to maintain requisite financial resources. The forward-looking statements included in this announcement represent Bookham’s view as of the date of this release. Bookham anticipates that subsequent events and developments may cause Bookham’s views to change. However, Bookham disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document. Those forward-looking statements should not be relied upon as representing Bookham’s views as of any date subsequent to the date of this announcement.
Non-GAAP Financial Measures
The Company provides non-GAAP measures of net loss and Adjusted EBITDA as supplemental financial information regarding the Company’s operational performance.
Non-GAAP Net Loss
Non-GAAP net loss is calculated as net loss excluding the impact of impairment charges, restructuring costs, non-cash compensation related to stock and options granted to employees and directors, and certain other one-time charges and credits specifically identified where applicable. The Company evaluates its performance using, among other things, non-GAAP net loss in evaluating the Company’s historical and prospective operating financial performance, as well as its operating performance relative to its competitors. Specifically, management uses this non-GAAP measure to further understand the Company’s “core operating performance.” The Company believes its “core operating performance” represents the Company’s on-going performance in the ordinary course of its operations. Accordingly, management excludes from “core operating performance” those items, such as impairment charges, restructuring programs and costs relating to specific major projects which are non-recurring, as well as non-cash compensation related to stock and options. Management does not believe these items are reflective of the Company’s ongoing operations and accordingly excludes those items from non-GAAP net loss.

The Company believes that providing non-GAAP net loss to its investors, in addition to corresponding income statement measures, provides investors the benefit of viewing the Company’s performance using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and its results of operations may look in the future. The Company further believes that providing this information allows the Company’s investors greater transparency and a better understanding of the Company’s core financial performance. Additionally, non-GAAP net loss has historically been presented by the Company as a complement to net loss, thus increasing the consistency and comparability of the Company’s earnings releases. The non-GAAP adjustments, and the basis for excluding them, are discussed further below.
A pro-forma subtotal within the Company’s determination of non-GAAP net loss specifically excludes from the Company’s net loss the non-cash compensation related to stock and options granted to employees and directors under SFAS 123R – Share-Based Payment subsequent to the Company’s adoption of this accounting standard on July 3, 2005, and under APB 25 for earlier comparative periods. Management uses this non-GAAP information to compare this specific non-cash expense with similar expenses of competitors and other companies.
Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Non-GAAP net loss should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP net loss used by other companies. The GAAP measure most directly comparable to non-GAAP net loss is net loss. A reconciliation of non-GAAP net loss to net loss is set forth in the schedules below.
Adjusted EBITDA
Adjusted EBITDA is calculated as net loss excluding the impact of taxes, net interest income/expense, depreciation and amortization, net foreign currency translation gains/losses, as well as restructuring, impairment, non-cash compensation related to stock and options, and certain other one-time charges and credits related to early extinguishment of debt and amounts related to settlement of certain litigation. The Company uses Adjusted EBITDA in evaluating the Company’s historical and prospective cash usage, as well as its cash usage relative to its competitors. Specifically, management uses this non-GAAP measure to further understand and analyze the cash used in/generated from the Company’s core operations. The Company believes that by excluding these non-cash and non-recurring charges, more accurate expectations of our future cash needs can be assessed in addition to providing a better understanding of the actual cash used in or generated from core operations for the periods presented. Management does not believe the excluded items are reflective of the Company’s ongoing operations and accordingly excludes those items from Adjusted EBITDA. The Company believes that providing Adjusted EBITDA to its investors, in addition to corresponding GAAP cash flow measures, provides investors the benefit of viewing the Company’s performance using the same financial metrics that the management team uses in making many key decisions that impact the Company’s cash position and understanding how the cash position may look in the future. The Company further believes that providing this information allows the Company’s investors greater transparency and a better understanding of the Company’s core cash position. Furthermore, similar non-GAAP measures have historically been presented by the Company as a complement to its GAAP presentation. The non-GAAP adjustments, and the basis for excluding them, are discussed further below.
Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Adjusted EBITDA should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies. The GAAP measure most directly comparable to Adjusted EBITDA is net loss. A reconciliation of Adjusted EBITDA to GAAP net loss is set forth in the financial schedules section below.
Impairment of Goodwill, Intangibles and other Long-Lived Assets
GAAP requires the Company to compare the fair value of its long-lived assets to their carrying amount on the Company’s financial statements. If the carrying amount is greater than its fair value, then an impairment must be recognized in the GAAP presentation, and included as a charge to earnings in the statement of operations. In particular this is the case regarding businesses acquired by the Company. If the carrying amount of the acquired businesses, including recorded goodwill, is greater than its fair value, then an impairment of the goodwill must be recognized in the GAAP presentation, and included as a charge to earnings in the Company’s statement of operations. The Company excludes the impairment of long-lived assets, for the purposes of calculating non-GAAP net loss and Adjusted EBITDA, when it evaluates the continuing core operational performance of the Company. The Company believes that these items do not reflect expected future operating expenses nor does the Company believe that they provide a meaningful evaluation of current versus past core operational performance.
Restructuring Activities
The Company has incurred expenses, which are included in its GAAP statement of operations, primarily due to the write-down of certain property and equipment that has been identified for disposal, workforce related charges such as retention bonuses, severance, benefits and employee relocation costs related to formal restructuring plans, termination costs and building costs for facilities not required for ongoing operations, and costs related to the relocation of certain facilities and equipment from buildings which the Company has disposed of or plans to dispose of. The Company excludes these items, for the purposes of calculating non-GAAP net loss and Adjusted EBITDA, when it evaluates the continuing operational performance of the Company. The Company does not believe that these items reflect expected future operating expenses nor does it believe that they provide a meaningful evaluation of current versus past core operational performance.
Early Extinguishment of Debt
The Company has recorded an expense related to the extinguishment of its debt, which is included in its GAAP statement of operations. The Company excludes this item, for the purposes of calculating non-GAAP net loss and Adjusted EBITDA, when it evaluates the continuing performance of the Company. The Company does not believe that this item reflects expected future expenses nor does it believe that it provides a meaningful evaluation of current versus past core operational performance.
Legal Settlement/Recovery
The Company has recorded an expense related to the settlement of an on-going litigation, net of insurance recoveries, which is included in its GAAP statement of operations. The Company excludes this item, for the purposes of calculating non-GAAP net loss and Adjusted EBITDA, when it evaluates the continuing performance of the Company. The Company does not believe that this item reflects expected future expenses nor does it believe that it provides a meaningful evaluation of current versus past core operational performance.
Foreign Currency Translation Gains/Losses
The Company records gains and losses related to the translation of intercompany balances denominated in currencies other than the functional currencies of the local legal entities, the translation of certain other ending balance sheet accounts denominated in currencies other than the function currencies of the local legal entities, and contracts entered into to mitigate the exposure to these translation gains and losses. The Company excludes this item, for the purposes of calculating Adjusted EBIDTA, when it evaluates the cash usage and prospective cash usage of the Company. Management does not believe this excluded item is reflective of its ongoing operations.
Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Non-GAAP measures should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies. The GAAP measure most directly comparable to non-GAAP net loss is net loss. The GAAP measure most directly comparable to Adjusted EBITDA is net loss. A reconciliation of each of these non-GAAP financial measures to GAAP information is set forth below.
Contacts:
Bookham, Inc.
Jim Fanucchi
Summit IR Group Inc.
+1 408 404-5400
ir@bookham.com
Steve Abely
Chief Financial Officer
+1 408 383-1400
ir@bookham.com

BOOKHAM, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2006	July 1, 2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$52,024	$37,750
Restricted cash	6,178	1,428
Accounts receivable, net	31,507	33,779
Inventories	51,612	53,860
Current deferred tax asset	348	348
Prepaid expenses and other current assets	7,768	11,436
Assets held for resale	9,808	—

Total current assets	159,245	138,601
Long-term restricted cash	—	4,119
Goodwill	8,881	8,881
Other intangible assets, net	17,823	19,667
Property and equipment, net	39,358	52,163
Non-current deferred tax asset	12,568	12,911
Other assets	483	455

Total assets	$238,358	$236,797

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20,678	$26,143
Current deferred tax liability	12,568	12,911
Accrued expenses and other liabilities	35,674	37,337

Total current liabilities	68,920	76,391
Deferred gain on sale leaseback	20,381	19,928
Non-current deferred tax liability	348	348
Other long-term liabilities	2,998	4,989

Total liabilities	92,647	101,656

Stockholders’ equity:
Common stock	696	580
Additional paid-in capital	1,084,180	1,053,626
Accumulated other comprehensive income	38,250	35,460
Accumulated deficit	(977,415)	(954,525)

Total stockholders’ equity	145,711	135,141

Total liabilities and stockholders’ equity	$238,358	$236,797

BOOKHAM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	September 30, 2006	July 1, 2006
Net revenues	$56,391	$54,993
Cost of revenues	46,950	50,281

Gross profit	9,441	4,712

Operating expenses:
Research and development	11,493	11,264
Selling, general and administrative	12,859	12,858
Amortization of intangible	2,274	2,494
Restructuring charges	2,901	5,188
Impairment of long-lived assets	1,901	1,192
Gain on sale of property and equipment	(1,100)	(124)
Legal settlement/(recovery)	490	(2,153)

Total operating expenses	30,818	30,719

Operating loss	(21,377)	(26,007)
Other income/(expense), net	(1,517)	(979)

Loss before income taxes	(22,894)	(26,986)
Benefit from (provision for) income taxes	4	3

Net loss	$(22,890)	$(26,983)

Basic and diluted loss per share:
Net loss per share	$(0.38)	$(0.47)

Weighted average shares of common stock outstanding (basic and diluted)	60,178	56,917

Stock based compensation included in the following:
Cost of sales	$574	$200
Research and development	460	482
Selling, general and administrative	889	922

Total	$1,923	$1,604

BOOKHAM, INC.
RECONCILIATION OF GAAP NET LOSS TO CERTAIN NON-GAAP MEASURES
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	September 30, 2006		July 1, 2006
	Net Loss	Adjusted EBIDTA	Net Loss	Adjusted EBIDTA
GAAP net loss	$(22,890)	$(22,890)	$(26,983)	$(26,983)
Stock compensation	1,923	1,923	1,604	1,604

Pro forma	(20,967)	(20,967)	(25,379)	(25,379)

Adjustments:
Depreciation expense	—	4,228	—	4,117
Amortization expense	—	2,274	—	2,494
Income taxes, net	(4)	(4)	(3)	(3)
Interest (income)/expense, net	—	(134)	—	(243)
Foreign currency (gains)/losses, net	—	1,651	—	1,102
Restructuring charges	2,901	2,901	5,188	5,188
Early extinguishment of debt	—	—	250	250
Impairment of intangibles & other long-lived assets	1,901	1,901	1,191	1,191
Legal settlement/(recovery)	490	490	(2,153)	(2,153)

Non-GAAP measures	$(15,679)	$(7,660)	$(20,906)	$(13,436)

Non-GAAP measures per share (basic and diluted)	$(0.26)	$(0.13)	$(0.37)	$(0.24)

Weighted average shares of common stock outstanding (basic and diluted)	60,178	60,178	56,917	56,917